EXHIBIT 15



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 21, 2003, and July 21, 2003, respectively, on our reviews of interim consolidated financial information of 3M Company and Subsidiaries (the "Company") for the three-month periods ended March 31, 2003 and 2002 and the three- and six-month periods ended June 30, 2003 and 2002, and included in the Company's Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, respectively, are incorporated by reference in the Company's $1,500,000,000 Debt Securities Registration Statement on Form S-3.




PricewaterhouseCoopers LLP

Minneapolis, Minnesota
September 29, 2003